EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:
(Company)                                   (Corporate Communications)
Barbara Duncan                                    Kathleen Eppolito
Chief Financial Officer                           Scientia Communications, Inc.
DOV Pharmaceutical, Inc.                          (718) 281-1809
(201) 968-0980

          DOV PHARMACEUTICAL, INC. ANNOUNCES THIRD QUARTER 2004 RESULTS

Hackensack, NJ, November 8, 2004. DOV Pharmaceutical, Inc. (Nasdaq: DOVP) today announced results for the third quarter ending September 30, 2004.

THIRD QUARTER 2004 PERFORMANCE

For the third quarter of 2004, the Company reported a net loss of $12.0 million, or $0.56 per share, compared with $7.4 million, or $0.45 per share, for the comparable period last year. For the nine months ended September 30, 2004, the Company reported a net loss of $28.0 million, or $1.46 per share, compared with $14.7 million, or $0.97 per share, for the comparable period last year. On August 5, 2004, the Company entered into an agreement with a subsidiary of Merck & Co. Inc., or Merck, for the development and commercialization of the antidepressants DOV 21,947 and DOV 216,303. Pursuant to the agreement, DOV received a $35.0 million upfront licensing payment. The upfront payment will be deferred and amortized to revenue over the estimated research and development period of 51 months. At September 30, 2004, cash and cash equivalents and marketable securities totaled $77.6 million.

The comparative increase in net loss of $4.6 million for the third quarter was primarily the result of an increase of $2.5 million in license expense for a milestone payment due to Wyeth related to the Merck licensing agreement, $1.9 million in research and development expenses as the Company advances its products through clinical and preclinical trials and $453,000 in general and administrative expense as the Company increased expenses to support public company administration, incurred expenses in relation to the closing of the Merck licensing agreement and added new employees, offset by an increase in revenue related to the Merck licensing agreement of $343,000 and a decrease in interest expense of $602,000. In addition, because the Company expects to have taxable income for the full year 2004 as a result of the $35.0 million upfront licensing payment from Merck, the Company recorded $679,000 of income tax expense in the third quarter of 2004.

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The comparative increase in net loss for the nine months ended September 30,
2004 of $13.3 million was attributable in part to the decrease of $2.5 million in revenue that had been recorded following the termination of a license agreement with Biovail offset by the increase in revenue recognized for the Merck licensing agreement of $343,000 and an increase of $1.5 million in related license expenses. Further factors leading to the increased loss included an increase in research and development of $6.2 million as the Company advances its products through clinical and preclinical development and added new employees to support its expanded product development operations and increased its general and administrative expenses by $652,000 owing to new employees, increased expenses to support public company administration and incurred increased expenses in relation to the closing of the Merck licensing agreement. In addition, the Company reported an increase in interest expense of $382,000 for the nine months ended September 30, 2004 primarily related to the beneficial conversion feature of the interest accrued on the promissory notes originally issued to Elan, decreased interest income of $129,000 and a net decrease in other income, net of $1.1 million primarily due to the $1.6 million of income recognized from an insurance recovery. Because the Company expects to have taxable income for the full year 2004 as a result of the $35.0 million upfront licensing payment from Merck, the Company recorded $679,000 of income tax expense in the third quarter of 2004.

FINANCIAL GUIDANCE FOR 2004

In March 2004, the Company provided guidance for 2004 revenue and research and development expense. At that time the Company expected to recognize $2.0 million in milestone revenue relating to the planned NDA filing for indiplon by Neurocrine in first half of 2004,which has now been achieved in the fourth quarter of 2004. Revenue for the year is now expected to be $4.4 to $5.0 million, up from $2.0 million. The increase is primarily attributable to the recognition of revenue in 2004 of $2.4 million from the Merck licensing agreement.

The Company now expects to report research and development expense of $25 to $27 million, down $8.0 million from the $33 to $35 million anticipated in March 2004. This decrease is the result in part of the decreased expenditures of approximately $3.6 million forecast for DOV 21,947 as Merck has taken on the financial responsibility for its development. In addition, the Company has experienced a delay in initiating the Phase III clinical trial for ocinaplon and the two Phase III clinical trials for bicifadine due to discussions with the FDA on the protocols. Both clinical trials for bicifadine were initiated in September 2004 and the Phase III clinical trial for ocinaplon is scheduled to begin shortly. In addition, the Company has experienced a delay in initiating the Phase I clinical trial for DOV 51,892.

RECENT HIGHLIGHTS:

AUGUST 2004

The Company:

      o Initiated and completed a Phase I bioequivalence study for bicifadine.

      o Filed a patent application covering certain polymorphic forms of DOV 21,947, which was subsequently licensed to Merck.

SEPTEMBER 2004

The Company:

      o Received notice from its partner Neurocrine Biosciences, Inc. that it had received positive efficacy and safety results from a Phase III clinical trial with indiplon modified release 15 mg in 229 elderly patients with chronic insomnia.

      o Initiated a pivotal Phase III U.S. clinical trial of bicifadine, its novel analgesic, in approximately 600 patients with moderate to severe chronic lower back pain under a special protocol assessment by the FDA.

      o Initiated a pivotal Phase III U.S. clinical trial of bicifadine in approximately 480 patients with moderate to severe acute pain following bunionectomy surgery.

      o Closed the licensing agreement with Merck previously announced by both parties on August 5, 2004. The closing followed termination of the waiting period required under the Hart-Scott-Rodino Antitrust Improvements Act. Under the licensing agreement, Merck has licensed exclusive worldwide rights to DOV 21,947, which is in Phase I development, for all therapeutic indications. Merck has also licensed exclusive worldwide rights to DOV 216,303 for the treatment of depression, anxiety and addiction. DOV retains rights to DOV 216,303 for other indications. Under the agreement, DOV received a $35.0 million upfront licensing payment. In addition, the Company is entitled to receive milestone payments of up to $420.0 million, as well as royalties on worldwide net sales, if any.

OCTOBER 2004

The Company:

      o Received notice from its partner Neurocrine Biosciences, Inc. that it had submitted a New Drug Application, or NDA, to the FDA for regulatory approval of indiplon immediate release capsules for the treatment of insomnia. The application contains safety and efficacy results from seven Phase III clinical trials with indiplon immediate release conducted in adult and elderly patients with transient and chronic insomnia. Neurocrine is developing two formulations of indiplon, an immediate release capsule and modified release tablet, for the treatment of multiple forms of insomnia. Neurocrine states it expects to submit a second NDA for indiplon modified release tablets in November 2004. This first NDA submission contains non-clinical, clinical and manufacturing information that is common to both applications.

      o Initiated a Phase I study for bicifadine in normal volunteers to examine the effects of bicifadine on blood levels of co-administered drugs.

      o Received notice from the FDA that it had accepted our submitted protocol which enables the Company to begin its planned Phase III pivotal clinical trial for ocinaplon in patients with generalized anxiety disorder in the fourth quarter of 2004.

NOVEMBER 2004

      o The Company filed a patent application for a novel therapeutic use of bicifadine.

      DOV is a biopharmaceutical company focused on the discovery, acquisition, development and commercialization of novel drug candidates for central nervous system and other disorders, including cardiovascular, that involve alterations in neuronal processing. Our product for insomnia, indiplon, has recently been submitted to the FDA in a NDA. We have six product candidates undergoing clinical development that address therapeutic indications with significant unmet needs.

CAUTIONARY NOTE

Statements in this press release that are not historical facts constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act, each as amended, including statements regarding our expectations with respect to the progress of and level of expenses for our clinical trial programs. You can also identify forward-looking statements by the following words: may, will, should, expect, intend, plan, anticipate, believe, estimate, predict, potential, continue or the negative of these terms or other comparable terminology. We caution you that forward-looking statements are inherently uncertain and are simply point-in-time estimates based on a combination of facts and factors currently known by us about which we cannot be certain. Actual results or events will surely differ and may differ materially from our forward-looking statements as a result of many factors, some of which we may not be able to predict or may not be within our control. Such factors may also materially adversely affect our ability to achieve our objectives and to successfully develop and commercialize our product candidates, including our ability to:

      o demonstrate the safety and efficacy of product candidates at each stage of development;

      o meet our development schedule for our product candidates, including with respect to clinical trial initiation, enrollment and completion;

      o meet applicable regulatory standards and receive required regulatory approvals on our anticipated time schedule or at all;

      o meet obligations and required milestones under our license and other agreements;

      o     obtain collaborations as required with pharmaceutical partners;

      o     obtain substantial additional funds;

      o     obtain and maintain all necessary patents or licenses; and

      o produce drug candidates in commercial quantities at reasonable costs and compete successfully against other products and companies.

Factors that may cause our actual results to differ materially from our forward-looking statements include (i) one or more of our product candidates could be shown to cause harmful side effects, (ii) one or more of our product candidates may not exhibit the expected therapeutic results, (iii) we or the FDA may suspend one or more of our clinical trials, (iv) patient recruitment may be slower than expected or patients may drop out of our clinical trials, (v) we may not receive regulatory approval for our product candidates or approval may be delayed, and (vi) our success depends on the performance of our licensees and collaborative partners who among other things may not fulfill their obligations to us. You should also refer to the risks discussed in our other filings with the Securities and Exchange Commission including those contained in our annual report on Form 10-K filed on March 15, 2004. We qualify all our forward-looking statements by these cautionary statements. There may be other factors that may materially affect our forward-looking statements and our future results. Readers should not, therefore, place undue reliance on our forward-looking statements. We do not undertake any obligation and do not intend to update any forward-looking statement.

                            DOV PHARMACEUTICAL, INC.
                         CONSOLIDATED BALANCE SHEET DATA

                                              DECEMBER 31,        SEPTEMBER 30,
                                                2003                   2004
                                            --------------       ---------------
                                              (Unaudited)         (Unaudited)
Cash and cash equivalents ........            $22,290,999         $49,005,031
Marketable securities ............             29,870,926          28,585,098
Working capital ..................             46,516,202          44,379,287
Total assets .....................             53,851,860          79,339,624
Total stockholders' equity .......             35,905,293          32,634,221


                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                       THREE MONTHS ENDED                 NINE MONTHS ENDED
                                                           SEPTEMBER 30,                     SEPTEMBER 30,
                                                   -----------------------------     ------------------------------
                                                       2003             2004             2003             2004
                                                            (Unaudited)                       (Unaudited)
Revenue .......................................    $         --     $    343,137     $  2,968,750     $    343,137
Operating expenses:
   License expense ............................              --        2,500,000        1,000,000        2,500,000
   Research and development expense ...........       5,146,689        7,037,700       12,513,114       18,708,344
   General and administrative expense .........       1,480,009        1,933,021        3,985,026        4,637,368
                                                   -------------    -------------    -------------    -------------

      Loss from operations ....................      (6,626,698)     (11,127,584)     (14,529,390)     (25,502,575)
Interest income ...............................         243,195          209,188          678,800          549,402
Interest expense ..............................      (1,015,668)        (413,877)      (2,022,185)      (2,404,022)
Other income (expense), net ...................             520            2,938        1,128,205           (3,819)
                                                   -------------    -------------    -------------    -------------
      Loss before income tax ..................      (7,398,651)     (11,329,335)     (14,744,570)     (27,361,014)
      Income tax expense ......................              --         (679,000)              --         (679,000)
      Net loss ................................    $ (7,398,651)    $(12,008,335)    $(14,744,570)    $(28,040,014)
                                                   -------------    -------------    -------------    -------------
Basic and diluted net loss per share ..........    $      (0.45)    $      (0.56)    $      (0.97)    $      (1.46)
                                                   =============    =============    =============    =============
Weighted average shares used in computing basic
   and diluted net loss per share .............      16,322,794       21,327,987       15,165,913       19,150,738